Exhibit 99.1

Inotek Pharmaceuticals Announces Proposed Public Offering of $50

Million of Convertible Senior Notes due 2021

LEXINGTON, MASS – August 1, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company”) has commenced an underwritten public offering of $50 million aggregate principal amount of Convertible Senior Notes due 2021 (the “Notes”), which includes the grant to the underwriters of a 30-day option to purchase up to an additional $7.5 million aggregate principal amount of Notes.

When issued, the Notes will be general unsecured obligations of the Company and we will pay interest semi-annually in arrears. The Notes will mature on August 1, 2021, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date. The Notes will be convertible at the option of holders of the Notes at any time until the close of business on the second business day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of the Company’s common stock. The Company may redeem the notes, at its option, in whole or in part, if certain conditions are met. Final terms of the Notes, including interest rate, conversion rate and other terms, will be determined at the time of pricing of the offering.

The Company intends to use the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of intraocular pressure and for general corporate purposes.

The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Cowen and Company, LLC is the sole book-running manager for the offering. Perella Weinberg Partners LP and J. Wood Capital Advisors LLC are serving as financial advisors to the Company in connection with the offering.

The Notes will be issued and sold pursuant to an effective shelf registration statement (including a base prospectus) that was previously filed with the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to this offering will be filed with the SEC. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the Notes may be obtained from Cowen and Company c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (631) 274-2806, or by fax (631) 254-7140. You may also obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases.

Forward-Looking Statements

This press release contains forward-looking statements, including relating to the terms of the notes, the size of the offering and the use of proceeds from the offering, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D.

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

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